Exhibit 12.1

AMETEK, Inc.
Statement Regarding Computation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)

                                                 Six Months
                                                   Ended                   Year Ended December 31,
Earnings:                                        June 30, 2002     2001      2000      1999      1998       1997
                                                 -------------  --------- ----------  -------   --------  ---------
  Income from continuing operations              $40,991         $66,111    $68,532    $60,768   $50,449   $50,264
  Income tax expense                              19,760          18,251     37,606     33,693    26,909    27,930
  Interest expense - gross(1)                     13,277          28,505     29,460     25,396    24,121    18,499
  Capitalized interest                                 -            (592)      (257)      (620)     (462)     (318)
  Amortization of debt financing costs                 -              -          -          -         -         -
  Interest portion of rental expense (est.)        1,492           2,982      2,713      2,307     2,249     1,944
                                                 -------        --------   --------   --------  --------   -------
     Adjusted earnings                           $75,519        $115,257   $138,054   $121,544  $103,266   $98,319
                                                 =======        ========   ========   ========  ========   =======

Fixed Charges:
  Interest expense, net of capitalized interest  $13,277         $27,913    $29,203    $24,776   $23,659   $18,181
  Capitalized interest                                 -             592        257        620       462       318
  Interest portion of rental expense               1,492           2,982      2,713      2,307     2,249     1,944
                                                 -------        --------   --------   --------  --------   -------
     Fixed charges                               $14,769         $31,487    $32,173    $27,703   $26,370   $20,443
                                                 =======        ========   ========   ========  ========   =======

  Ratio of adjusted earnings to
      fixed charges                                 5.1X            3.7x       4.3x       4.4x      3.9x      4.8x
                                                 =======        ========   ========   ========  ========   =======
(1)	Interest expense includes amortization of debt financing costs.